Exhibit - 10.17

Agreement on purchase of office building located in Taiwan dated April 14, 2006, between Diode-Taiwan and First International Computer, Inc.

Date: April 14, 2006

Buyer: Diodes Taiwan Inc. (hereinafter referred to as Party A)
Seller: FIC (hereinafter referred to as Party B)

On the transaction of the real estate hereunder which Party B sells to Party A, both parties hereby enter into this Agreement and agree upon the terms and conditions below:

Article I: Target real estate under transaction: As per entries of the registration transcript (Cf. Appendix I).

Descriptions of land:
1.	Lot No. 185 Fuhsing Section, Hsintien City, Taipei Hsien, Taiwan, in category of construction, 175.11 M2, holding 1,526/10,000 ownership
2.	Lot No. 200 Fuhsing Section, Hsintien City, Taipei Hsien, Taiwan, in category of construction, 4.82 M2, holding 1,526/10,000 ownership
3.	Lot No. 202 Fuhsing Section, Hsintien City, Taipei Hsien, Taiwan, in category of construction, 53.23 M2, holding 1,526/10,000 ownership
4.	Lot No. 203 Fuhsing Section, Hsintien City, Taipei Hsien, Taiwan, in category of construction, 5,337.23 M2, holding 925/10,000 ownership

Descriptions of Buildings:
1.
Building #1363, i.e., 7F, 50 Minchuan Road, Hsintien City (in Lot Nos. 185, 203, Fuhsing Section), 1,020.42 M2 in total floor space, plus 58.35 M2 as verandah, 2.45 M2 as flower bed areas, for ownership in full, along with building in co-use: 2,652.84 M2 in Building #1377 Fuhsing Section, holding 475/10,000 ownership ratio, along with parking units #97, 98, 99.

2.
Building #1371, i.e., 5F, 52 Minchuan Road, Hsintien City (in Lot Nos. 185, 202, 203, Fuhsing Section), 1,138.23 M2 in total floor space, plus 62.47 M2 as verandah, 2.45 M2 as flower bed areas, for ownership in full, along with building in co-use: 2,652.84 M2 in Building #1377 Fuhsing Section, holding 531/10,000 ownership ratio, along with parking units #91, 92, 93.

3.
Building #1373, i.e., 7F, 52 Minchuan Road, Hsintien City (in Lot Nos. 185, 202, 203, Fuhsing Section), 1,138.23 M2 in total floor space, plus 62.47 M2 as verandah, 2.45 M2 as flower bed areas, for ownership in full, along with building in co-use: 2,652.84 M2 in Building #1377 Fuhsing Section, holding 531/10,000 ownership ratio, along with parking units #53, 54, 55.

Article II: Price of transaction:
(I)	Price for buildings (including parking units): NT$53,296,315. Besides, Party A agrees to pay for Party B the 5% VAT required for invoicing, i.e., NT$2,664,816.

(II)	Price for land: NT$141,713,985.
(III)	The grand total of (I) and (II) above comes to NT$197,675,116.

Article III: Terms of payment and fulfillment:
(I)	The 1st payment: Party A shall pay Party B NT$19,501,030 upon execution of this Agreement.
(II)
The 2nd payment: On May 8, 2006 after Party B provides all documents required for ownership transfer registration to the appointed title agent, Party A shall pay Party B another sum of NT$19,501,030. At the same time when Party A pays the second payment to Party B, Party A shall issue a promissory note on May 8, 2006 as the date of issue and June 15, 2006 as the date of maturity, amounting to NT$158,582,380, non-negotiable, pay to the order of Party B, to guarantee Party A’s payment of the final balance amounting to NT$158,582,380. Upon the moment when Party B receives the final balance, the aforementioned promissory note to guarantee the final balance shall be returned to Party A forthwith. In the event that Party B gets the aforementioned promissory note lost and this makes the promissory note unable to be returned to Party A, Party B shall indemnify Party A from all losses so incurred.

(III)
The final balance amounting to NT$158,673,056: Party B shall transfer the ownership to Party A on or before May 31, 2006. Party A shall use the Premises under the Agreement to obtain mortgage loan from a financial institution(s) to pay the NT$158,673,056 balance by remitting the final balance into Party B’s A/C#45010211343~3 at Fubon Commercial Bank Taipei. In the event that the bank loan obtained by Party A is less than the final balance, Party A shall pay the spread with a non-negotiable cash bank check to clear off the final balance within thirty days after obtaining the titles of the Premises.

(IV)	Upon receipt of each payment from Party A, Party B shall issue an invoice of the equivalent amount to Party A.

Article IV: Ownership transfer registration and hand-over of the Premises:
(I)	Party A agrees that the ownership transfer registration and the procedures to obtain a mortgage loan from a bank be handled by the title agent appointed by Party B.
(II)
During the process of the ownership transfer registration and all procedures required under the Agreement, whenever Party B is required to provide additional documents or affix seals additionally, Party B shall render cooperation forthwith without delay for any reasons.

(III)
Party B shall have the ownership of the aforementioned land and buildings transferred to Party A and have the Premises handed over to Party A, have the certificates to verify the rights to use the parking units, handed over to Party A not later than May 31, 2006. In the event that Party A clears off all payments in full before May 31, 2006, Party B shall have the supporting certificates verifying the aforementioned Premises and parking units to Party A at the same time when Party B receives the final balance from Party A.

Article V: Party B’s responsibilities:
Party B undertakes and guarantees clean and clear ownership of the Premises hereunder, free of any defect, multiple sales, unlawful occupation of other’s land, unlawful addition, or financial dispute with the construction contractor, or leasehold agreement executed with a third party for Premises on 7F, 50 Minchuan Road, Hsintien City. In case of any of the aforementioned problems, Party B shall get them cleared up on or before May 31, 2006. Party B shall clear off mortgage or other rights upon the Premises which have established prior to execution of this Agreement, if any, before Party A completes the payment of final balance so that Party A may obtain bank loans as planned. In the event that Party A notices any dispute over the ownership which undermines Party A’s interests after execution of this Agreement, Party A may demand that Party B solve such dispute within the specified time limit. In the event that Party B fails to solve within the specified time limit, Party A may have the agreement terminated and claim for indemnity for the losses so incurred.

Article VI: Tax burden:
(I)
The deed tax, stamp tax, registration fees, mortgage fee, and the agent’s handling fee for mortgage shall be borne by Party A. The Agreement execution fee NT$3,000 and the ownership transfer handling fee NT$27,000 for the title agent shall be equally split by both parties. The land value increment tax shall be borne by Party B.

(II)
The house tax, land price tax, government construction benefit tax, water, electricity bills, phone bills of the Premises incurred prior to the hand-over date shall be borne by Party B and those incurred thereafter shall be borne by Party A. In the event that Party B has not completed the ownership transfer registration upon hand-over, the aforementioned expenses shall be borne by Party B and will not be borne by Party A until the ownership transfer registration is completed.

(III)	Any matters insufficiently provided for herein shall be subject to laws and regulations concerned, and shall be equally split by both parties if not provided in laws and regulations concerned.

Article VII: Default responsibilities:
(I)
In the event that Party A is overdue in payment due to a factor attributable to Party A itself, Party A shall be subject to a default penalty at 1‰ (0.1%) of the total price for each day overdue as punitive penalty.

(II)
In the event that Party B is overdue in providing the documents required under the Agreement for ownership transfer registration or other obligations under the Agreement due to a factor attributable to Party B itself, Party B shall be subject to a default penalty at 1‰ (0.1%) of the total price for each day overdue as punitive penalty payable to Party A.

Article VIII: Termination
(I)
Where either party violates this Agreement, delays or fails to fulfill its obligations under the Agreement, the other may claim the defaulting party for default penalty in accordance with the Agreement the preceding Article and may, in addition, urge the defaulting party to complete corrective action within a minimum of fifteen days. Such party may inform the defaulting party in writing to have the agreement terminated if the defaulting party fails to fulfill the obligations or complete corrective action within the specified time limit.

(II)
In the event that the Agreement is terminated as a result of factor attributable to Party B, Party B shall return the received amount to Party A in full forthwith at double amount. In the event that the Agreement is terminated as a result of factor attributable to Party A, the payment already made by Party A shall be confiscated by Party B to indemnify Party B from the losses so incurred.

(III)
Either party who claims for damages indemnity in the event that the preceding paragraph is free of the burden of proof for the damages so incurred. Even if the substantial damage exceeds the amount defined above, such party shall not claim for an amount beyond the specified amount.

Article IX:
The Premises of 7F, 52 Minchuan Road, Hsintien City, 5F, 52 Minchuan Road, Hsintien City and parking units 53, 54, 55, 91, 92 and 93 are being leased to a third party QDC TECHNOLOGIES, INC. and SysJust the Lease Agreements of which are provided in Appendix II hereto. When Party A completes payment of the final balance, Party B will transfer the rental credits to Party A and Party A may collect the rental payment every month. Party B shall further hand over the security deposit (performance bond) received from the aforementioned Lessees to Party A within three days after Party A completes the payment in full, and shall inform the Lessees of the facts of rental credit transfer.

Article X: Other clauses:
(I)
Where both parties are required to report to, obtain permit from or file other application to the competent authority, or to make a decision, disclose or complete other procedures, such parties shall take the initiative to complete such acts in accordance with laws and regulations concerned.

(II)
The Premises under the transportation shall be pursuant to the entries to the land and building registry books upon execution of this Agreement. In case of a discrepancy between the status quo and the registry entries and such discrepancy may be made up by Party B (including affixing seal), Party B shall do so without refusal or demanding payment extra as soon as requested by Party A. The handling fees so incurred shall be borne by Party A.

(III)	Any matters insufficiently provided for herein shall be subject to solution according to laws and regulations concerned, customs and bona fide principles.
(IV)
On a dispute arising herein regarding validity, enforcement or otherwise of this Agreement, if any, both parties agree that Taipei District Court, Taiwan should be the jurisdictional court for the first instance.

This Agreement bears the full accords of both parties and comes into effect after being affixed with seals by both parties, and is made in triplicate with each party and the witness holding one hereof.

Appendix I: Land and building registry transcripts in Xerox copies (photocopies).
Appendix II: The Lease Agreements in Xerox copies (photocopies).

Parties to the Agreement:
Party A: Diodes Taiwan Inc. (Affixed with seal)
Corporate Identity Code: 22662756
Responsible person: Soong Kung-yuan (Affixed with seal)
Address: 2F., No.501-15, Chung Cheng Road, HsinTien City, Taipei County 231, Taiwan
Party B: First International Computer, Inc. (Affixed with seal)
Corporate Identity Code: 2084-0777
Responsible person: Chien Ming-jen (Affixed with seal)
Address: 8F, No.300, Yang Guang St., Neihu, Taipei, Taiwan 114

Witness: Lee Chu-shun (Signed)
ID Card: Q100937668
Address: 2F, 16, Lane 281, Lungchiang Road, Chungshan District, Taipei
Telephone: 0932-043-577 2502-2637